Exhibit 99.1

Amedica announces proposed public offering of common stock AND WARRANTS

SALT LAKE CITY, UT — 01/18/17 — Amedica Corporation (NASDAQ: AMDA), a company that develops and commercializes silicon nitride ceramics, today announced that it intends to offer and sell common stock and warrants, subject to market and other conditions, in an underwritten public offering. The common stock and warrants are being offered under the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission (SEC). Net proceeds from the offering will be used by Amedica to (1) remain in compliance with the financial covenants in its outstanding Loan and Security Agreement; (2) support working capital needs and other general corporate purposes; (3) fund research and development and commercialization activities of Amedica’s product candidates, including the funding of clinical trials Amedica plans to conduct for its product candidates; and (4) continue to build sales, marketing and distribution capabilities for Amedica’s silicon nitride technology platform and other products, including the costs of inventory and instruments.

Maxim Group LLC is acting as sole book-running manager for the offering.

The common stock and warrants are being offered by means of a prospectus supplement and accompanying prospectus, forming a part of the effective registration statement, a copy of which may be obtained, when available, at the website of the SEC at http://www.sec.gov. Electronic copies of the preliminary prospectus also may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at 212-895-3745.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Amedica Corporation

Amedica is focused on the development and application of interbody implants manufactured with medical-grade silicon nitride ceramic. Amedica markets spinal fusion products and is developing a new generation of wear- and corrosion-resistant implant components for hip and knee arthroplasty as well as dental applications. The Company’s products are manufactured in its ISO 13485 certified manufacturing facility and through its partnership with Kyocera, one of the world’s largest ceramic manufacturers. Amedica’s FDA-cleared and CE-marked spine products are currently marketed in the U.S. and select markets in Europe and South America through its distributor network and its growing OEM and private label partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

Certain statements contained herein, including the Company’s intention to complete the offering and the expected use of net proceeds, are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual events or results could differ materially from those stated here. These forward-looking statements reflect management’s expectations as of the date of this press release and are subject to certain risks and uncertainties, including the expected gross proceeds of the offering, the expected closing date and other factors. The Company does not undertake to revise these statements to reflect subsequent developments.

Contacts:
Amedica IR

801-839-3502

IR@amedica.com